EXHIBIT 99.1

Airspan Networks Announces

Fourth Quarter Financial Results

Improved Sales of Existing Products,

Cash Burn Reduced to $1.1 Million,

and

Full Year Growth of 18%

BOCA RATON, FL. – February 4, 2004 – Airspan Networks Inc. (Nasdaq: AIRN) today announced fourth quarter financial results for the period ending December 31, 2003. The Company reported revenues for the fourth quarter of $9.0 million, up 43% from the third quarter of 2003. The net loss attributable to common stockholders for the fourth quarter was $0.19 per share. For the full year, the Company reported revenues of $30.7 million, and a net loss of $29.5 million or $0.84 per share.

Highlights for the Year

•	Full year revenues up 18% relative to 2002;

•	Successful acquisition of the Proximity business from Nortel Networks, including Airspan’s first shipments of Proximity equipment in late December 2003;

•	New product introductions on all platforms:

•	High capacity AS4020 v7.2 for voice and data;

•	WipLL VoIP and low cost point-to-point solutions;

•	802.16 OFDM high-end point-to-multipoint and point-to-point AS4030 and AS3030 products;

•	Major contracts signed with large operators to deploy the new AS4020 platform – New Zealand, Serbia and Russia;

•	New WipLL frequencies at 700MHz, 900MHz and 2.7GHz, and expansion of the WipLL customer base, with new customer contracts in China, India, Russia and Brazil;

•	Strengthened commitment to the IEEE 802.16d standard through involvement in the WiMAX Forum and incorporation of WiMAX into the product roadmap; and

•	Continuous improvement in working capital management, resulting in a balance sheet that was free of funded debt, and a cash burn rate that fell as the year progressed.

Financial Results

Fourth quarter revenue of $9.0 million was 43% higher than the $6.3 million recorded for the third quarter. Revenue in the fourth quarter of 2002 was $10.9 million. The Company recorded a gross profit of $2.3 million, or 26%, after provisions. This compared to a gross profit of $0.6 million, or 10%, for the third quarter 2003 and $3.3 million, or 31%, for the fourth quarter of

2002. The Company’s fourth quarter operating expenses of $9.9 million were higher than the $7.8 million recorded in the third quarter, and lower than the $11.7 million in the fourth quarter of 2002. Relative to the third quarter, operating expenses for the fourth quarter increased as a result of higher sales and agents commissions paid on higher revenues, the weakening US dollar, and expenses relating to the Proximity business. The Company also took fourth quarter charges of $0.9 million for an additional debt provision, and $0.4 million for restructuring to reflect consolidation of office space in Uxbridge, UK. Loss before tax for the fourth quarter was $6.7 million compared to a loss of $6.8 million in the third quarter and a loss of $7.6 million in the fourth quarter of 2002.

The Company’s cash balance at the close of fiscal year 2003 stood at $35.5 million, including $1.6 million of restricted cash. Total cash usage in the fourth quarter was $1.1 million, compared to $3.2 million in the third quarter and $2.9 million in the fourth quarter of 2002. Fourth quarter usage includes the $1.9 million received from Nortel Networks as part of the Proximity acquisition. The Company closed the fourth quarter of 2003 with inventory of $18.2 million, an increase of $6.9 million over the prior quarter. If not for the acquisition of $8.5 million of inventory in connection with the Company’s purchase of the Proximity business, the Company’s inventory levels would have decreased by $1.1 million.

“We are pleased to be able to report double digit full year revenue growth, and growth in revenue in the fourth quarter coming from both our existing products and from the Proximity acquisition,” said Eric Stonestrom, President and Chief Executive Officer for Airspan. “We’ve managed to gain new customers in important markets, to develop our existing products for a broader customer base and to make this acquisition while effectively controlling our operating expenses and cash. We close 2003 with a stronger revenue base, more customers and an improved industry environment.”

For the year 2003, revenue totaled $30.7 million, an increase of 18% versus the $25.9 million recorded in 2002. Gross profit was $3.0 million, compared to $4.7 million for 2002. Operating expenses were $35.4 million in 2003, compared to $37.9 million in 2002. Expenses fell despite the strengthening of the British pound relative to the Dollar. The net loss for 2003 was $29.5 million, or $0.84 per share, compared to $28.1 million, or $0.80 per share, after receiving tax credits of $2.9 million, or $0.08 per share, in 2002.

“Our focus in 2003 on operating expenses and our working capital position is evident in our year end numbers,” said Peter Aronstam, Chief Financial Officer for Airspan. “The Company ended the year with a cash balance that is ahead of our plan, and with substantially improved days sales outstanding and inventory turns. With the revenue growth we expect from our existing business and the recently acquired Proximity business, and with a continued focus on expenses, we expect to achieve profitability within 2004.”

First Quarter and Full year Outlook

Stonestrom also commented that he expects the Company to continue to grow substantially in 2004, reflecting the strong order backlog in the Proximity business, and prospects for revenue growth in Airspan’s other product lines. Revenue for the first quarter is expected to be in the range of $11.3 million, a record for quarterly revenue. For the first half of 2004, revenue is forecast to exceed $26 million; and for the full year, revenue is expected to approximately double from 2003’s level to $60 million. Losses for the year are also expected to reduce substantially, and profitability is forecast within the year. “Our cash reserves are strong, and with the projected combination of a significantly increased revenue run rate and industry improvements, we expect 2004 to be the most successful year in the Company’s six year operating history.”

Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-888-413-4411; international access dial-in number is 1-703-871-3795. Reference the Airspan Networks quarterly conference call.

There will be a live webcast of the conference call available on the investor relations section of the Airspan Web site at www.airspan.com. The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments(R) (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 1-703-925-2533. Please use access code 365905.

About Airspan Networks

Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP, to both licensed and unlicensed operators around the world in frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan continues to evolve its products toward the proposed 802.16d IEEE standards, and is an active member of the WiMAX Forum. The Company has deployments with more than 160 operators in more than 60 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom. More information on Airspan can be found at http://www.airspan.com

Except for historical matters contained herein, this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements made in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “project”, “forecast” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements also include statements concerning certain anticipated revenues for the first quarter of 2004 and for the full year, Airspan’s ability to generate revenues from the Proximity customer base, to improve operating efficiencies and achieve profitability and Airspan’s ability to seize growth opportunities, and are subject to risks and uncertainties that could cause actual results to differ materially. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; and (v) a loss of any of our key customers. With respect to the Proximity business specifically, the risk factors include, without limitation, (i) the possibility that the Company may not be successful in the integration of the Proximity business into its main operations; (ii) the failure or insolvency of the principal customer for Proximity products; and (iii) a slowdown of expenditures by the principal customer and other customers for Proximity products. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For Investment and Media Inquiries, contact:

Airspan Networks Inc:

Peter Aronstam

Chief Financial Officer

Tel: (561) 893-8682

Fax: (561) 893-8671

Email: paronstam@airspan.com

Airspan Networks Inc

Consolidated Balance Sheets

(in thousands)

	December 31, 2002	December 31, 2003
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$48,167	$33,926
Restricted cash	2,146	1,588
Short term investments	5,074	—
Accounts receivable	14,328	12,509
Unbilled accounts receivable	152	54
Inventory	17,627	18,215
Prepaid expenses and other current assets	3,914	4,570

Total Current Assets	91,408	70,862
Property, plant and equipment, net	4,137	3,736
Goodwill, net	784	3,136
Intangible assets, net	626	4,554
Other non-current assets	906	984

Total Assets	$97,861	$83,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,759	$7,751
Accrued taxes	481	449
Deferred revenue	772	989
Customer Advances	150	15,070
Other accrued expenses	8,099	10,000
Current portion of long-term debt	2,500	—

Total Current Liabilities	19,761	34,259

Stockholders’ Equity
Common stock	10	11
Note receivable—stockholder	(130)	(130)
Additional paid in capital	214,727	215,209
Treasury stock	(405)	(797)
Other comprehensive income	1,562	1,839
Accumulated deficit	(137,664)	(167,119)

Total Stockholders’ Equity	78,100	49,013

Total Liabilities and Stockholders’ Equity	$97,861	$83,272

Airspan Networks Inc

Consolidated Statements of Income

(in thousands except for share and per share data)

	Three months ended		Year ended
	December 31, 2002	December 31, 2003	December 31, 2002	December 31, 2003
	(unaudited)		(unaudited)
Revenue	$10,862	$9,023	$25,930	$30,651
Cost of revenue	(7,526)	(6,332)	(19,241)	(22,945)
Inventory provision	—	(348)	(2,001)	(4,746)

Gross profit	3,336	2,343	4,688	2,960

Operating expenses:
Research and development	3,576	3,593	13,642	14,395
Sales and marketing	2,628	2,860	10,141	10,389
Bad debt provision	2,162	946	3,680	946
General and administration	2,348	2,066	8,969	8,741
Amortization of intangibles	44	41	44	172
Restructuring provision	975	431	1,420	750

Total operating expenses	11,733	9,937	37,896	35,393

Loss from operations	(8,397)	(7,594)	(33,208)	(32,433)
Net interest and other income	847	921	2,208	2,983

Loss before tax	(7,550)	(6,673)	(31,000)	(29,450)

Income tax charge	(2,864)	1	(2,862)	5

Net loss	$(4,686)	$(6,674)	$(28,138)	$(29,455)

Net loss per share
—basic and diluted	$(0.13)	$(0.19)	$(0.80)	$(0.84)

Weighted average shares outstanding
—basic and diluted	35,397,221	35,436,133	35,258,645	35,073,315